Exhibit 10.38

Term Sheet

Service and Support Agreement

Ciphergen Biosystems, Inc. (“CBI”)

and

Applied Biosystems/MDS SCIEX (“ABI”)

NOTE: Information in this document marked with an "[*]" has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

It is recognized by CBI and ABI that there may be many customers who would like to utilize CBI’s ProteinChip® Array technology in combination with Applied Biosystems/MDS SCIEX QqTOF systems, and it would be in both parties interest to provide such a product offering to the market. It is recognized that neither CBI nor ABI plan to or are authorized to actively promote such a product offering; however, in those instances where customer interest exists, both parties would like to cooperate in providing initial and on-going service and support to purchasers.

For the purpose of this agreement QqTOF shall mean the Applied Biosystems/MDS SCIEX QSTAR, the Applied Biosystems/MDS SCIEX QSTAR Pulsar and the Applied Biosystems/MDS SCIEX QSTAR Pulsar i.

This term sheet is based on the following understanding regarding the current business of both CBI and Applied Biosystems/MDS SCIEX:

a)             CBI has developed an ion source interface that enables samples contained on CBI’s ProteinChip Array to be ionized by laser desorption ionization (LDI) and read by ABI’s QSTAR mass spectrometer (the “ProteinChip Interface”). The ProteinChip Interface needs to be modified for use with the QSTAR Pulsar MS system and QSTAR Pulsar i MS System. Currently, CBI is not selling this interface to the MS market.

b)            Applied Biosystems/MDS SCIEX manufactures and markets mass spectrometers and software that are combined into MS systems for use in all markets and applications.

The purpose of this business arrangement is to allow CBI to develop and sell, at its expense, the ProteinChip Interface to those customers who would be interested in CBI’s ProteinChip Array technology in conjunction with QqTOF systems.

To achieve this objective, CBI and Applied Biosystems/MDS SCIEX intend to conclude a definitive agreement, including the following terms:

1.                                       CBI shall at its expense install, support and service the ProteinChip Interface for the QqTOF system. CBI shall warrant the ProteinChip Interface and the mechanical, electrical and software interface with the QqTOF system. CBI’s response by phone or on-site visit by a service technician to any customer support problem shall be no less than the response times provided in ABI’s own service guidelines.

2.                                       CBI shall at its expense train customers on the use of the ProteinChip Interface and ProteinChip Technology.

3.                                       ABI shall at its expense install, support and service the QqTOF system, according to ABI’s existing service guidelines. Subject to CBI’s obligations set forth below and also in Paragraphs 1 and 5, ABI shall maintain the warranty of the QqTOF systems when a ProteinChip Interface is installed.

If the service problem is suspected to be within the QqTOF Systems, CBI agrees to remove the Protein Chip Interface and re-install the ion source originally shipped with the QqTOF system to enable ABI to service the instrument system. Once the problem is fixed, CBI will re-install the Protein Chip Interface. ABI shall supply adequate training and documentation to CBI people to re-install the ion source originally shipped with the QqTOF systems.

4.                                       ABI shall at its expense train customers on the use of the QqTOF system, in accordance with ABI’s normal practices.

5.                                       CBI shall indemnify ABI for all losses due to personal injury or damage to QqTOF instruments or customer property that may be caused by the ProteinChip Interface.

6.                                       CBI will be responsible for CE and CSA regulatory compliance. ABI agrees to use its reasonable best efforts to assist CBI in obtaining CE and CSA compliance.

7.                                       In partial consideration of ABI’s obligations under this agreement, CBI shall pay ABI $[*] (US) for each ProteinChip Interface it installs on an ABI QqTOF system.

8.                                       During the term of this agreement, ABI agrees to inform CBI as promptly as is reasonable of any hardware and software change that materially impacts the design and operation of the ProteinChip Interface to the QSTAR Pulsar platforms, in order to allow CBI to make appropriate ProteinChip Interface modifications.

9.                                       Mutual confidentiality obligations in accordance with the NDA signed by ABI and CBI effective January 1, 2001 shall govern the exchange of information between the parties during the term of this agreement, which obligations shall extend for five years after the termination of this agreement. CBI agrees not to divulge any information concerning, including the identity of, ABI’s QqTOF system customers to any third party without ABI’s prior written consent.

10.                                 The term of the agreement shall be 2 years. After termination, CBI will continue service and support of the ProteinChip Interface in accordance with CBI’s standard practices, but not less than for 5 years. ABI shall continue service and support of the QqTOF devices in accordance with ABI’s standard practices, but no less than 5 years.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Term Sheet.

Effective Date of this Agreement:        April 2, 2001

Ciphergen Biosystems, Inc.		Applied Biosystems, Inc.

By:	/s/ Martin Verhoef	By:	/s/ Laura Lauman

Name:	Martin Verhoef	Name:	Laura Lauman

Title:	Vice President Sales and Marketing	Title:	Vice President
LC/MS